Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE

by and between

E. S. HOTEL ISLA VERDE, S. E.

a Puerto Rico Special Partnership

“Seller”

and

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

a Maryland Corporation

“Purchaser”

for

Embassy Suites Hotel & Casino—San Juan

8000 Tartak Street

Carolina, Puerto Rico

April 28, 2005

ADDENDUM & EXHIBIT LIST

Exhibit A	Legal Description
Exhibit B	Schedule of Contracts
Exhibit C	Due Diligence Documents
Exhibit D	Deed of Purchase and Sale
Exhibit E	Bill of Sale
Exhibit F	Assignment of Intangible Property
Exhibit G	Assignment and Assumption of Contracts
Exhibit H	Non-United States Property Affidavit

SUMMARY OF BASIC PURCHASE AND SALE TERMS

This Summary is hereby incorporated into and made a part of the attached Agreement of Purchase and Sale (this Summary and the Agreement of Purchase and Sale to be known collectively as this “Agreement”). Each reference in the Agreement of Purchase and Sale to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Agreement of Purchase and Sale, the terms of this Summary shall prevail.

Effective Date	April 28, 2005

Seller	E. S. Hotel Isla Verde, S. E.

Purchaser	Eagle Hospitality Properties Trust, Inc.

Hotel	Embassy Suites Hotel & Casino—San Juan 8000 Tartak Street Carolina, Puerto Rico

Purchase Price	$60,000,000 plus or minus the adjustments described in Section 11.

Initial Deposit Additional Deposit	$500,000 $500,000

Inspection Period Expiration Date	June 13, 2005 by 5:00 PM EST

Closing Date	June 30, 2005

Title Company	Stewart Title Guaranty Company

Escrow Holder Trustee	San Juan Abstract Company, Inc. Banco Santander Puerto Rico

Cut-Off Time	12:01 a.m. on the Closing Date

Seller’s Exclusive Marketing Agent	Resort Development Consultants, Inc.

Seller’s Address	680 César González Street Suite 200 San Juan, PR 00918	With copies to: 680 César González Street Suite 101 San Juan, PR 00918

	Telephone No. 787-753-3535 Facsimile No. 787-777-0503 Attention: Eng. Cleofé Rubí	Telephone No. 787-622-5056 Facsimile No. 787-767-6785 Attention: Emma M. Cancio, Esquire

Purchaser’s Address	RiverCentre II – Suite 480 100 East River Center Blvd. Covington, KY 41011 Telephone No. 859 581-6900 Facsimile No. 859 581 4650

Title Company’s Address	255 Ponce de León Avenue Suite 809 Hato Rey, Puerto Rico 00918

Escrow Holder’s Address	255 Ponce de León Avenue Suite 809 Hato Rey, Puerto Rico 00918

Exhibits

The following Addendum and Exhibits are incorporated herein and made a part of this Agreement:

Exhibit A – Legal Description

Exhibit B – Schedule of Contracts

Exhibit C – Due Diligence Documents

Exhibit D - Form of Deed of Purchase and Sale

Exhibit E – Bill of Sale

Exhibit F – Assignment of Intangible Property

Exhibit G – Assignment and Assumption of Contracts

Exhibit H – Non-United States Property Affidavit

AGREEMENT OF PURCHASE AND SALE

This Agreement is entered into as of the Effective Date, by and between Seller and Purchaser. Seller and Purchaser hereby agree as follows:

1.	Agreement of Purchase and Sale. At the Closing, Seller and Purchaser agree to simultaneously effect and consummate all of the following interdependent transactions:

(a)	Purchase and Sale of the Property. Subject to and upon the terms and conditions of this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller:

(1)	All of Seller’s right, title and interest in and to that certain real property located at the address for the Hotel set forth in the Summary, more particularly described in Exhibit A attached hereto (the “Land”);

(2)	All of Seller’s right, title and interest in and to all improvements and fixtures situated on the Land, including the Hotel (the “Improvements”);

(3)	All of Seller’s right, title and interest (if any) in and to the land lying in the bed of any street or highway adjoining the Land and all other appurtenances to the Land and Improvements, and all right, title and interest of Seller (if any) in and to any award made or to be made in lieu thereof and in and to any unpaid award for damages to the Land and Improvements by reason of change of grade of any street (the “Appurtenances”);

(4)	All of Seller’s right, title and interest in and to all tangible personal property furniture, fixtures and equipment, (the “Personal Property”) owned or leased by Seller and located on or used in connection with the ownership, operation and management of the Hotel (defined below), and excluding the Other Assets (as defined in Section11(o));

(5)	All opened inventory of food, beverages, operating supplies, operating equipment, merchandise and goods held for sale or for consumption in the ordinary course of business of the Hotel (“Inventories”);

(6)	All of Seller’s right, title and interest in and to those leases and other contracts identified on Exhibit B attached hereto (the “Contracts”); and

(7)	All of Seller’s right, title and interest, to the extent assignable under applicable law, in all rights, warranties, guaranties, agreements, utility contracts, approvals (governmental or otherwise), licenses, permits, authorizations, entitlements, surveys, plans and specifications and other rights relating to the construction, ownership, operation, use and management of the Real Property (as defined below), including without limitation all operations and businesses conducted on or from the Real Property (the “Intangible Property”), other than the Other Assets and any non-assignable operational licenses and permits.

The Land, the Appurtenances and the Improvements are referred to collectively herein as the “Real Property”. The Real Property, the Personal Property, the Contracts, the Inventories, and the Intangible Property are referred to collectively herein as the “Property”. The Property does not include the Other Assets, the Excluded Property, or the Excluded Liabilities.

(b)	Excluded Property. Excluded Property means: (i) System 21, (ii) CRS (Central Reservations System), (iii) Peoplesoft (financials and human resources); (iv) Infinium (financials and executive information system), (v) ancillary systems accessed via Hilton Wide Area Network such as HIDB, HSMS and the Hilton Intranet; (vi) access to Hilton Wide Area Network and Hilton email addresses, (vii) any other proprietary systems of Seller, (viii) all customer lists, (ix) any item in use at the Hotel that would remain the Property of Seller if Seller were merely third-party manager of the Hotel and not owner of the Hotel, (x) any computer hardware related to the foregoing software owned by Seller and not leased, (xi) any system or other item related to any trade secret or proprietary business method of Seller, (xii) all of Seller’s right, title and interest in the service marks, copyrights, trademarks, logos, insignia, emblems, symbols, designs, slogans, distinguishing characteristics, trade names, domain names, and all other marks or characteristics associated or used with or in connection with “Hilton” or other brand name owned by Hilton Hotels Corporation or any affiliate of Hilton Hotels Corporation (the “Hilton Trademark”). Prior to the Closing Date, Seller shall have the right to remove or destroy any Property (including, without limitation, any sign, fixture, placard, folders, stationary, linen or toiletries) bearing a Hilton Trademark. If Property bearing a Hilton Trademark remains on or in the Land or Hotel after the closing the sale of the Hotel, at Seller’s request, Purchaser shall immediately deliver such property to Seller or destroy such Property.

(c)	Excluded Liabilities. Seller shall remain solely responsible for all of its liabilities for acts, causes or events occurring prior to the Closing Date (the “Excluded Liabilities”) which shall survive the Closing of this transaction and shall be retained, paid, performed and discharged exclusively by Seller, including, among others:

(1)	any liability of Seller arising out of or relating to products or services sold or rendered by Seller;

(2)	any liability of Seller for taxes, including (A) any taxes arising as a result of Seller’s operation of its business or ownership of the Property, (B) any taxes that will arise as a result of the sale of the Property pursuant to this Agreement, and (C) any other taxes of any nature;

(3)	any liability of Seller under any contract not expressly assumed by Purchaser, including any liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(4)	any environmental, health and safety liabilities of Seller arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of the Property;

(5)	any liability of Seller under the employee plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option, or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both, or relating to the Employees (as hereinafter defined) and reimbursable by Seller to Hilton Hotels Corporation pursuant to the Management Agreement for the Hotel;

(6)	any liability of Seller under any employment, severance, retention or termination agreement with any employee of Seller or any of its related entities;

(7)	any liability of Seller to any shareholder, partner or related person of Seller; provided that Seller shall continue to be responsible towards any related person of Seller after the Closing Date;

(8)	any liability of Seller to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(9)	any liability of Seller arising out of any proceeding pending as of the Closing Date;

(10)	any liability of Seller arising out of any proceeding commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date, and;

(11)	any liability of Seller arising out of or resulting from Seller’s compliance or noncompliance with any legal requirement or order of any governmental body.

2.	Purchase Price. The Purchase Price shall be paid to Seller by Purchaser as follows:

(a)	Within two (2) days of the Effective Date, Purchaser shall deliver the Initial Deposit to the Escrow Holder by wire transfer or cashier’s check. Should Purchaser fail to deliver the Initial Deposit within two (2) days after the Effective Date, this Agreement shall terminate. The Initial Deposit shall be held by Escrow Holder in one or more federally insured, interest bearing investments or accounts, reasonably acceptable to Purchaser (the “Escrow Accounts”).

(b)	On the Inspection Period Expiration Date, unless Purchaser has provided notice to proceed to Seller, this Agreement will terminate and the Escrow Holder shall immediately release to Purchaser the Initial Deposit and interest earned thereon to Purchaser, less any escrow fees, without the obligation of Purchaser to credit Seller for additional interest on such Initial Deposit after such release. However, in the event Purchaser has given Seller timely notice of its intention to proceed with the acquisition under this Agreement, Purchaser shall deliver the Additional Deposit to the Escrow Holder by cashiers check for deposit to or wire transfer to the Escrow Account(s) within five (5) days of said notice. The Initial Deposit and the Additional Deposit, plus any interest earned thereon, less the escrow fees, shall hereinafter be referred to as the “Deposit”. If the transaction contemplated by this Agreement is consummated, the Deposit shall be credited to Purchaser’s account against the Purchase Price.

(c)	The balance of the Purchase Price, as well as all sums necessary to pay closing costs, expenses and prorations, as provided in this Agreement, after crediting (i) the Deposit and (ii) any other pro-rations and other amounts to which Purchaser is entitled as a credit against the Purchase Price as provided in this Agreement, shall be deposited by Purchaser with the Escrow Holder two (2) days prior to the Closing Date by wire transfer or cashier’s check.

(d)	Seller and Purchaser may each allocate the Purchase Price, at such party’s discretion, for title insurance, tax and other reporting purposes, provided such allocation is done in accordance with applicable laws, including Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.

(e)	If Purchaser rejects the condition of the Property and properly terminates this Agreement pursuant to Section 2(a) or Section 4(f) hereof, Escrow Holder shall return to Purchaser the Deposit. In the event of a Purchaser’s Default (as hereinafter defined) the Deposit shall be retained by Seller and shall constitute liquidated damages and the sole recourse of Seller against Purchaser hereunder.

3.	Purchaser’s Inspection Rights/Inspection Period.

(a)	On or before seven (7) days from the Effective Date, Seller shall deliver or make available to Purchaser legible copies of the documents listed on Exhibit C attached hereto to the extent such documents are not confidential or privileged. The parties agree that the Inspection Period and other time deadlines under this Agreement shall be extended automatically for a period equal to the delay incurred by Seller in delivering to Purchaser the documents listed in Exhibit C hereof.

(b)	Purchaser shall have until the Inspection Period Expiration Date to review the documents provided pursuant to (a) above, and to conduct such other due diligence, studies, tests, and inspections of the Property as provided in this Agreement (collectively, “Due Diligence Matters”) as Purchaser deems appropriate under the circumstances. In the event Purchaser gives Seller timely notice of its desire to proceed with the transactions contemplated in this Agreement, all Due Diligence Matters shall be deemed approved by Purchaser, and Purchaser shall be deemed to have waived any and all contingencies with respect to such Due Diligence Matters, express or implied; provided that in the event any Due Diligence Matter remains unresolved or pending due to a delay caused by an event not under the control of Purchaser, Purchaser shall notify Seller and identify any such pending or unresolved Due Diligence Matter, and Seller agrees that the Inspection Period Expiration Date shall be extended for such additional time period as may be reasonably required to dispose of the pending or unresolved Due Diligence Matter(s).

(c)	Prior to the Inspection Period Expiration Date, Purchaser and its agents and contractors shall have the right, at Purchaser’s sole cost and expense, to enter onto the Hotel, or any other portion of the Real Property, at reasonable times and in a reasonable manner upon prior written notice to the Seller for the purpose of making such tests, inspections, surveys or other inquiries (including, without limitation, meetings and inquiries with Seller’s management) as Purchaser deems necessary or desirable in connection with this Agreement. However, in no event shall Purchaser be permitted to conduct any drilling or boring without the express written consent of Seller. In conducting its due diligence, Purchaser is authorized to contact directly any governmental authorities that may have jurisdiction over the Property provided that Purchaser gives Seller prior written notice of the nature of the communication with the governmental agency. During such inspection, Purchaser shall not unreasonably disturb any tenants or occupants of the Hotel. Purchaser hereby agrees to indemnify Seller and its employees, officers, directors, shareholders, partners, parent companies, subordinates, affiliates, and agents from and against any and all claims, liability, causes of action, damages, losses, costs and expenses (including attorney’s fees) (collectively “Liability”) incurred by Seller relating to any such entry onto the Property by or on behalf of Purchaser, including, without limitation, Liability arising out of or relating to acts of third party contractors. This obligation shall survive the termination of this Agreement. In addition, Purchaser shall maintain a policy of liability insurance with premiums fully paid, issued by an insurance company reasonably acceptable to Seller, to insure the risks covered by the indemnity provided above with coverage in an amount equal to Two Million Dollars ($2,000,000) per occurrence and provide Seller with certificates of such insurance naming Seller as an additional insured prior to any entry, test or inspection. After making any such tests and inspections, Purchaser shall restore the Real Property to its condition prior to such tests and inspections.

(d)	Purchaser agrees to protect and safeguard, and to instruct all other Qualified Persons (as defined below) to protect and safeguard all information delivered to Purchaser in connection with its inspection and review of the Property (“Confidential Information”) against unauthorized use, publication or disclosure, except as otherwise permitted or required by applicable law. Confidential Information that is provided to Purchaser in written form will, at Seller’s election, and in the event the transaction contemplated hereunder is not consummated, be destroyed or returned to Seller immediately upon Seller’s request. Purchaser acknowledges that Seller shall be entitled to exercise any and all remedies, in law or in equity, which Seller may have against Purchaser for a breach of Purchaser’s obligations in this paragraph. Seller shall be entitled to recover its attorneys fees reasonably incurred in connection with enforcement of its rights under this section. “Qualified Persons” shall mean employees, agents, attorneys, accountants, lenders, investors or other consultants to whom it is necessary to show the Confidential Information for the purposes of completing Purchaser’s inspection and review. This Section 3(d) shall survive the termination of this Agreement for a period of one (1) year.

4.	Title Insurance Matters.

(a)	Title Insurance Owner’s Policy. Purchaser may, at Purchaser’s expense, obtain at the Closing an Owner’s Policy of Title Insurance issued by the Title Company, insuring Purchaser’s marketable, fee simple absolute title to the Hotel and the Real Property without free and clear of any and all liens and encumbrances and exceptions, except Permitted Exceptions.

(b)	Title Insurance Commitment. Purchaser shall obtain a written commitment (the “Commitment”) from the Title Company to issue the Owner’s Policy of Title Insurance without exceptions, except Permitted Exceptions, and obtain copies of all instruments (the “Instruments”) that are referred to in that Commitment.

(c)	Survey. Seller shall provide Purchaser, at Seller’s expense, an as -built survey of the Real Property made and certified to Purchaser and Purchaser’s lender by a Puerto Rico licensed land surveyor in accordance with the requirements for ALTA/ACSM Land Title Surveys bearing the necessary certificates, dates, data, seals and signature.

(d)	Permitted Exceptions. Purchaser hereby agrees to accept title to the Real Property subject only to such matters reasonably acceptable to Purchaser shown as exceptions in the Commitment (the “Permitted Exceptions”).

(e)	Title Exceptions. Purchaser shall notify Seller within 10 days of obtaining knowledge, (and in any event no later than at the Inspection Period Expiration Date) of its objection to any liens, easements, reservations, restrictions, or other exceptions or encumbrances to Seller’s title to the Property other than the Permitted Exceptions (collectively, the “Objected Liens”) shown in the Commitment. Seller shall have until the Closing to cure or remove the Objected Liens at Seller’s sole expense, in order that the Owner’s Policy of Title Insurance be issued to Purchaser free of the Objected Liens.

(f)	Curative Matters. Notwithstanding paragraph 4(e) above, Purchaser acknowledges that Seller does not have the obligation to cure any of the Objected Liens if such cure will result in a delay of more than thirty (30) days past the Closing Date, or if the cost of curing such Objected Lien(s) exceeds Fifty Thousand ($50,000.00). Seller shall give notice to Purchaser as to which of the Objected Lien(s), if any, Seller will agree to cure. As to the matters that Seller will not cure, if their continued existence prevents or materially adversely affects Purchaser’s ability to own the Property or operate the Hotel, Purchaser shall have the option to (i) purchase the Property subject to the Objected Liens or (ii) terminate this Agreement and to obtain the refund of the Deposit. Purchaser shall notify Seller in writing of its election within ten (10) days after receiving Seller’s notice. If Purchaser fails to notify Seller of Purchaser’s election within the ten (10) days provided above, Purchaser shall be deemed to have waived such Objected Liens and they shall become Permitted Exceptions.

5.	Closing.

(a)	The purchase and sale contemplated herein (the “Closing”) shall take place at the offices of Seller’s legal counsel, Fiddler, González & Rodríguez, 6th Floor, 254 Muñoz Rivera Avenue, San Juan, Puerto Rico on the Closing Date.

(b)	A Deed of Purchase and Sale shall be executed at the Closing substantially in the form of Exhibit “D” attached to this Agreement, (the “Deed of Sale”) by which Seller will convey the Land and Improvements to Purchaser subject only to the Permitted Exceptions.

6.	Closing Costs.

(a) Seller and Purchaser shall each pay fifty percent (50%) of the following costs (“Closing Costs”) at Closing, which in the aggregate shall not exceed $1,225,000:

(i) Fiddler, González & Rodríguez, P.S.C.’s fees for work related to this Agreement, the prepayment of the AFICA bonds issued for the financing of the Land and Improvements (the “AFICA Bonds”) and the Deed of Sale, estimated at $25000.

(ii) The Internal Revenue Stamps required to be canceled on the original of the Deed of Sale.

(iii) The Internal Revenue Stamps required to be canceled on the first certified copy of the Deed of Sale.

(iv) The fees for recordation of the Deed of Sale in the Registry of Property of Puerto Rico.

(v) The fees and costs associated with or related to the redemption and defeasance of the AFICA bonds.

(b) The following costs shall be paid by Purchaser:

(i) Policy of title insurance.

(ii) Purchaser’s counsel fees.

(iii) To the extent that Seller will encumber the Land and the Improvements, any Internal Revenue stamps, notarial fees, and fees for recordation of the deed of mortgage in the Registry of Property of Puerto Rico.

7.	Conditions Precedent to Seller’s Obligation to Close. Seller shall have no obligation to sell the Property unless the following additional conditions (“Seller’s Conditions Precedent”) have been satisfied by Purchaser or waived in writing by Seller at or prior to the Closing.

(a)	Purchaser shall have timely performed, in all material respects, all of the obligations required to be performed by Purchaser by the terms of this Agreement;

(b)	All instruments and documents required on the part of Purchaser to be delivered to effect the Closing shall be in form and substance reasonably satisfactory to Seller; and

(c)	Purchaser shall have executed and delivered, or caused to be executed and delivered, the Purchaser’s Closing Documents.

8.	Conditions Precedent to Purchaser’s Obligation to Close. Purchaser shall have no obligation to buy the Property unless the following additional conditions (“Purchaser’s Conditions Precedent”) have been satisfied by Seller or waived in writing by Purchaser at or prior to the Closing.

(a)	Seller shall have timely performed, in all material respects, all of the obligations required to be performed by Seller by the terms of this Agreement;

(b)	All instruments and documents required on the part of Seller to be delivered to effect the Closing shall be in form and substance reasonably satisfactory to Purchaser;

(c)	Seller shall have executed and delivered, or caused to be executed and delivered, Seller’s Closing Documents;

(d)	All of Seller’s representations and warranties shall have been accurate in all material respects as of the date of this Agreement and at the time of Closing;

(e)	No material adverse change has occurred in Seller’s business and to the Property; and

(f)	Seller shall have delivered to Purchaser the Hotel Development Corporation’s consent to the consummation of the transactions contemplated by this Agreement.

9.	Seller’s Closing Documents. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following (“Seller’s Closing Documents”), in form and substance reasonably acceptable to Purchaser:

(a)	A Deed of Sale duly executed and in recordable form.

(b)	A Bill of Sale (the “Bill of Sale”) conveying the Personal Property and the Inventories to Purchaser, in the form and content of Exhibit E attached hereto, duly executed by Seller conveying the Personal Property to Purchaser.

(c)	An assignment of the Intangible Property (the “Intangible Property Assignment”), in the form and content of Exhibit F attached hereto duly executed by Seller, conveying the Intangible Property to Purchaser.

(d)	An Assignment and Assumption of Contracts (the “Contract Assignment”) in the form and content of Exhibit G attached hereto, duly executed by Seller.

(e)	Certificate of resolutions of Seller and Seller’s Managing Partner that evidence the authority of Seller to convey the Property and perform and carry out the covenants and obligations to be performed by Seller under this Agreement in form and content reasonably acceptable to Purchaser.

(f)	Tax certificates from appropriate governmental authorities showing that all real and personal property taxes due on the Property have been paid.

(g)	An assignment of the Hotel Management Agreement executed by Seller and consented to by Embassy Suites (Puerto Rico), Inc.

(h)	An assignment of the Embassy Suites License Agreement executed by Seller and consented to by Embassy Suites, Inc.

(i)	Seller’s legal counsel favorable opinion substantially in the form of Exhibit H of this Agreement.

(j)	An escrow agreement substantially in the form of Exhibit I, executed by Seller and the Escrow Agent (the “Escrow Agreement”).

(k)	A certificate executed by Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing.

(l)	A certificate of the Secretary of Seller’s Managing Partner certifying, as complete and accurate as of the Closing, attached copies of the organizational and governing documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s Managing Partner, board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the contemplated transactions and certifying to the incumbency and signatures of the officer(s) executing this Agreement and any other document relating to the contemplated transactions.

(n)	All documents necessary or convenient to effect the redemption and defeasance of the AFICA bonds.

10.	Purchaser’s Closing Documents. At the Closing, Purchaser shall deliver to Seller the following (“Purchaser’s Closing Documents”), in form and substance reasonably acceptable to Seller:

(a)	The Deed of Sale duly executed in recordable form.

(b)	The Purchase Price, after crediting the Deposit and after all adjustments and pro-rations computed in accordance with this Agreement.

(c)	The Intangible Property Assignment duly executed by Purchaser.

(d)	The Contract Assignment duly executed by Purchaser.

(e)	Appropriate evidence of authority of Purchaser to execute and delivery Seller’s Closing Documents, and to perform, and carry out the covenants and obligations to be performed by Purchaser in form and content reasonably acceptable to Seller and a certificate of good standing (or its equivalent) issued by its state of organization.

(f)	An assignment of Management Agreement executed by Purchaser and consented to by Embassy Suites (Puerto Rico), Inc.

(g)	An assignment of License Agreement executed by Purchaser and consented to by Embassy Suites, Inc.

(h)	Any documents related to the redemption and defeasance of the AFICA bonds.

11.	Pro-rations, Closing Adjustments and Post-Closing Settlement. The following items shall be apportioned in respect of the Property between Purchaser and the Seller on a per diem basis as of 12:01 A.M. (except as otherwise specified in this Paragraph 10) on the Closing Date:

(a)	Taxes and Assessments. Real estate taxes and annual municipal or special district assessments and personal property or use taxes. If, on the Closing Date, bills for the real estate taxes imposed upon the Property for the tax year in which closing occurs have been issued but shall not have been paid, the pro-rations shall be made on the basis thereof. If such bills shall not have been issued on the Closing Date, the amount of the taxes shall be reasonably ascertained jointly by the Seller, the Purchaser and the Title Company based upon the then current assessment and anticipated tax rate, and the pro-rations shall be made on the basis of such estimate and in the event the taxes for the year in which the closing occurs are more or less than such estimated amount, the Seller or Purchaser shall promptly pay the amount necessary to adjust for the correct pro-ration as soon as the actual tax amount becomes available.

(b)	Rent. Rent paid to and received by the Seller under any leases at the Property. Any payments received by Purchaser after the Closing Date from a tenant under any leases on account of rentals which are applicable to periods prior to the Closing Date and on account of sums which are attributable to expenses incurred by the lessor for periods of time prior to the Closing Date, shall be apportioned by Purchaser upon receipt and the portion thereof attributable to periods or expenses prior to Closing Date shall immediately be paid by Purchaser to the Seller.

(c)	Revenues. Guest, convention, room, food, beverage, casino, and all other charges and revenues for services rendered and the operation of all departments of the Property, including, but not limited to, advance payments under booking agreements for rooms, facilities and services of such Property and any other revenues shall be apportioned, as follows: (1) all food, room service and restaurant revenue as of the closing of dinner service hours at each restaurant on the evening preceding the Closing Date, and bar and casino revenues as of the closing of service hours at each such department or outlet on the Closing Date, shall be retained by Seller and (2) the guest (tray) ledger for guests staying in the Hotel as of 12:01 A.M. on the Closing Date shall be counted and such room revenue and associated taxes, shall be divided equally between Seller and Purchaser. Except as hereinabove provided, all revenues for the Property for days preceding the Closing Date shall be attributed to Seller and all revenues for the

Property for the Closing Date and days following the Closing Date shall accrue to the benefit of Purchaser. Purchaser will honor, for its account and assume liability for all hotel, convention and banquet reservations made or accepted by Seller at the rates quoted by Seller.

(d)	Accounts Receivable. Purchaser shall purchase all accounts receivable for the Property (the “Accounts Receivable”) at one hundred percent (100%) of the value for accounts sixty (60) days old and under, at seventy five percent (75%) for accounts between sixty one (61) and ninety (90) days and at fifty percent (50%) for accounts more than ninety (90) days. Seller shall receive a credit for such amounts and after the Closing Date, Purchaser shall be entitled to all such amounts; provided that an adjustment shall be made sixty (60) days after the Closing Date if Purchaser has collected more.

(e)	Accounts Payable. Purchaser shall assume all accounts payable for the Property. Purchaser shall receive a credit for those accounts payable that are for expenses attributable to periods prior to the Closing Date; provided that an adjustment shall be made sixty (60) days after the Closing Date if Purchaser receives new accounts payables after the Closing.

(f)	Operating Costs. All costs and expenses of operating the Property, and amounts paid or payable under the service contracts that have been prepaid by Seller shall be prorated as of the Closing Date, and Seller shall receive a credit at the Closing for the portion of such prepaid expenses applicable to periods following the Closing Date.

(g)	Miscellaneous. Fees and expenses for music, entertainment, trade association dues, trade subscriptions, coin machine income, and washroom and checkroom income.

(h)	Tenant Security Deposits. At Closing, Purchaser shall receive a credit in an amount equal to all cash security deposits, if any, then held by or for the Seller under any leases at the Property. Purchaser will cause such amount to be maintained after closing as a security deposit in accordance with the requirements of applicable law and the leases and shall indemnify the Seller from all claims of tenants with respect thereto.

(i)	Utilities. The parties shall switch all utilities into Purchaser’s name as of the Closing Date so no pro-rations shall be necessary. If such switch is not possible, the amount of the utilities shall be reasonably ascertained by the Seller based upon the then current and anticipated bills, and the pro-rations shall be made on the basis of such estimate.

(j)	Sales Taxes. All sales, use and occupancy taxes, if any, due or to become due in connection with revenues received from the Property prior to the Closing Date will be paid by the Seller. The Seller shall be entitled to receive any rebates or refunds with respect to any such taxes paid by Seller prior to the Closing Date.

(k)	Supplies. At closing, Purchaser shall purchase from the Seller all of Seller’s inventory subject to existing PAR levels (other than “in service” inventory) of unopened bottles of liquor and wine in storage at the Property, all other food and beverage supplies and linen supplies in unopened cases, cartons or similar containers and all sides and shells of meat (in any storage freezer at the Property) that are still in their unopened sacks or other original containers. The purchase price of such goods shall be equal to the actual cost of such goods paid therefore by Seller. Purchaser will not be required to purchase from Seller any items that are out of date or no longer in use by the Property.

(l)	Cash. All cash in the Hotel’s various bank accounts at financial institutions as of the Cut-Off Time shall remain the property of Seller. Purchaser shall receive cash in house banks at the Hotel (including the casino banks) as of the Cut-Off Time and Seller shall receive a credit at the Closing Date for such amounts.

(m)	Cash Deposits. Seller shall receive a credit for all cash deposits of the Hotel as of the Closing Date, including deposits with utilities and providers of goods and services.

(n)	Hilton Employees. Employee wages and benefits, workers’ compensation claims, pension benefits due or accrued to employees of Hilton Hotels Corporation at the Property through 12:01 A.M. on the Closing Date, together with F.I.C.A., unemployment and other taxes and benefits due with respect to the employment of such employees, which are reimbursable by Seller to Hilton Hotels Corporation pursuant to the Management Agreement for the Hotel. Upon the Closing Date, Purchaser shall assume all of the Seller’s liability and obligations to Hilton Hotels Corporation with respect to reimbursement of accrued vacation and sick pay and shall indemnify the Seller from all claims of Hilton Hotels Corporation or such employees with respect to such vacation and sick pay. In connection therewith, Purchaser shall receive the Benefits Credit (as defined in Section 16(b)).

(o)	Other Assets. Supplies, Accounts Receivable, Cash Deposits and Prepaid Expenses are hereinafter referred to collectively as the “Other Assets”. As of the Closing, Date Seller shall sell and Purchaser shall purchase from Seller the Other Assets at a purchase price (the “Purchase Price Adjustment”) equal to the cost to Seller of the Other Assets. The total amount due Seller for the Purchase Price Adjustment shall be offset against any credit due Purchaser hereunder.

(p)	Insurance. Seller’s insurance policies shall be canceled on the Closing Date, unless Purchaser elects to assume such insurance policies, and Seller shall retain against its insurer reimbursement rights for all prepaid premiums and proceeds of insurance. Purchaser has the option to assume the insurance and reimburse Seller all prepaid premiums and proceeds of insurance.

(q)	Reconciliation and Final Payment. A detailed closing statement shall be prepared at Closing for the Property setting forth the manner of computation of the aforesaid pro-ration adjustments. All pro-rations shall be made on the basis of a 360 day year and a 30 day month. The apportionments described herein at the Closing shall be based on the actual figures to the extent available. If any of the pro-rations cannot be calculated based on actual figures, then they shall be calculated based on the Seller’s and Purchaser’s good faith estimates thereof.

12.	Seller’s Representations and Warranties. Except for the representations and warranties set forth below, the Property is being sold to Purchaser in its “As-Is” condition without any representations or warranties, express or implied. Purchaser shall rely solely on its own investigation of the Property in making its decision of whether or not to purchase the Property. Purchaser’s rights with respect to the following representations and warranties shall survive the Closing for a period of one (1) year.

(a)	Power and Authority of Seller. Seller is a Puerto Rico Special Partnership duly organized and existing in the Commonwealth of Puerto Rico and has the requisite right, power and authority to sell, convey and transfer the Property to Purchaser as provided herein, and to enter into and carry out the terms of this Agreement and the Seller’s Closing Documents and the execution and delivery hereof and of all other instruments referred to herein, subject to the consent of Hotel Development Corporation, a government corporate instrumentality that is a partner in said partnership. The individual executing this Agreement has the authority to bind Seller to the terms and conditions hereof and thereof. All proceedings required to be taken by or on behalf of Seller to authorize it to make, deliver and carry out the terms of this Agreement have been or shall be duly and properly taken. No further consent of any person or entity is required in connection with the execution and delivery of, or performance by, Seller of its obligations under this Agreement, except with respect to any consent which may be required in connection with the assignment of any Contract all of which shall be obtained by Seller on or prior to the Closing Date.

(b)	Validity of Agreement. This Agreement executed by Seller, and all other documents required by this Agreement to be executed by Seller, shall constitute when so executed, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

(c)	No Claims, Actions, Suits. There are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending, or, to the best of the knowledge of Seller, threatened against Seller involving the Property which, if determined adversely to Seller, would question the validity of this Agreement or of any action taken or to be taken by any party hereto pursuant to, or in connection with, this Agreement. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming Seller and/or enjoining Seller from taking, or requiring Seller to take, any action, and/or by which Seller or the Property is bound or subject.

(d)	No Employees. Seller has no employees at the Property and no employees of Seller will be transferred as a result of this transaction; all employees working at the Property in the operation of the Hotel are employed exclusively by Hilton Hotels Corporation.

(e)	No Breach. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the transactions contemplated in this Agreement will, directly or indirectly (with or without notice or lapse of time):

(1)	Breach (A) any provisions of any of the governing documents of Seller or (B) any resolution adopted by the partners of Seller;

(2)	Give any governmental body or other person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any legal requirement or any order to which Seller or its partners, or the Property may be subject.

(3)	contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization, exemption, or grant that is held by Seller or that otherwise related to the Property or to the business of Seller;

(4)	cause Purchaser to become subject to, or to become liable for the payment of, any tax;

(5)	breach any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contracts;

(6)	result in the imposition or creation of any encumbrance upon or with respect to the Property; or

(7)	result in any partner of the Seller having the right to exercise dissenters’ appraisal rights.

(f)	No Notices. Except as provided in Section 12(a), Seller is not required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the Seller’s Closing Documents,

(g)	Completeness of Documents. The financial records, books of account, real estate documents, the due diligence documents in connection with the Due Diligence Matters delivered or made available by Seller are complete and correct and have been maintained in accordance with sound business practices. The minute books of Seller contain accurate and complete records of all meetings held of, and action taken by the partners of Seller, and no meeting has been held for which minutes have not been prepared or are not contained.

(h)	Title to Property. Seller owns good and marketable title to the Property, free and clear of any liens and encumbrances, other than: liens for taxes for the current tax year which are not yet due and payable; a first mortgage in the amount of $38,400,000 and a mortgage in the amount of $31,875,000 which rank is inferior to the first mortgage; and the Permitted Exceptions. Seller warrants that at the time of Closing, the Property shall be free and clear of all encumbrances other than the Permitted Exceptions.

(i)	Encumbrance Documents. True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any real estate encumbrances have been delivered to Purchaser.

(j)	Zoning Compliance. The uses of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. To Seller’s knowledge, all Improvements are in compliance with all applicable legal requirements, including those pertaining to zoning, building and the disabled. The Land abuts on and has direct vehicular access to a public road, is supplied with public or quasi-public utilities and other services appropriate for the operation of the facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To Seller’s knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of the Real Property or that would prevent or hinder the continued use of the Real Property as heretofore used in the conduct of the business of Seller.

(k)	Seller has filed or caused to be filed on a timely basis all tax returns and all reports with respect to taxes that are or were required to be filed pursuant to applicable legal requirements. All such tax returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all taxes that have become due for all periods covered by its tax returns or otherwise, or pursuant to any assessment received by Seller. There are no encumbrances on any portion of the Property that arose in connection with any failure (or alleged failure) to pay any tax, and Seller has no knowledge of any basis for assertion of any claims attributable to taxes which, if adversely determined, would result in any such encumbrances.

(l)	Since the date of the most recent audited balance sheet delivered by Seller to Purchaser in connection with Purchaser’s due diligence efforts, there has not been any material adverse change in the Property or in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

(m)	To its knowledge, Seller is in full compliance with each legal requirement that is or was applicable to it or the Property and to the conduct or operation of its business or the ownership or use of any of its assets, and no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any legal requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; Seller has not received any notice or other communication (whether oral or written) from any governmental body or any or other person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any legal requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(n)	There is no pending or, to Seller’s knowledge, threatened proceeding:

(i)	by or against Seller or that otherwise relates to or may affect the Property, or the business of, or any of the assets owned or used by, Seller; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement; and

(iii)	to the knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

(o)	To Seller’s knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any order to which Seller or any of the Property is subject; and Seller has not received any notice or other communication (whether oral or written) from any governmental body or any other person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any order to which Seller or any of the Property is or has been subject.

(p)	Seller has delivered to Purchaser accurate and complete copies of all Contracts material to operation of the Property.

(q)	Seller represents to Purchaser that all policies of insurance to which Seller is a party or that provide coverage to Seller:

(1)	are valid, outstanding and enforceable;

(2)	are issued by an insurer that is financially sound and reputable;

(3)	taken together, provide adequate insurance coverage for the Property and the operations of Seller for all risks normally insured against by a hotel in the same location for all risks to which Seller is normally exposed;

(4)	are sufficient for compliance with all legal requirements and Contracts;

(5)	during the last three years, Seller has not been (A) refused coverage or received any notice that a defense will be afforded with reservation of rights or (B) notified any such policy will be cancelled or received any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(6)	all premiums have been paid when due, and all obligations have otherwise been performed, under each policy of insurance to which it is a party or that provides coverage to Seller; and

(7)	notices have been given to the insurer of all claims that may be insured thereby.

(r)	To Seller’s knowledge, Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any material environmental law and there are no pending or, to the knowledge of Seller, threatened claims, encumbrances, or other restrictions of any nature resulting from any environmental, health and safety liabilities or arising under or pursuant to any environmental law with respect to or affecting the Property.

(s)	Seller has not permitted or conducted, or is aware of any hazardous activity conducted with respect to the Property.

(t)	To the knowledge of Seller, there has been no release or threat of release of any hazardous materials at or from the Property, and no hazardous materials were generated, transferred, produced, used, or processed from or by the Property.

(u)	Seller has applied for a 10 year extension of all existing tax exemptions granted to it pursuant to it (the “Tax Exemption”).

(v)	Purchaser’s assumption of the Hilton Hotels Corporation Management Agreement for the Hotel will automatically transfer the Hotel’s casino license to Purchaser, at no cost to Purchaser.

13.	Purchaser’s Representations and Warranties. Purchaser hereby warrants and represents to Seller that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing Date. Seller’s rights with respect to the following representations and warranties shall survive the Closing for a period of one (1) year.

(a)	Purchaser is a corporation duly organized and validly existing in good standing in the State of Maryland and is or will be prior to Closing authorized to do business in the Commonwealth of Puerto Rico. Purchaser has the requisite right, power and authority to purchase the Property from Seller, as provided herein, and to enter into and carry out the terms of this Agreement and the execution and delivery hereof and of all other instruments referred to herein. The performance by Purchaser of Purchaser’s obligations hereunder will not violate or constitute a default under the terms and provisions of any material agreement, document or instrument to which Purchaser is a party or by which Purchaser is bound or affected. All proceedings required to be taken by or on behalf of Purchaser to authorize it to make, deliver and carry out the terms of this Agreement have been duly and properly taken. No further consent of any person or entity is required in connection with the execution and delivery of, or performance by, Purchaser of its obligations under this Agreement.

(b)	There are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending, or, to the best of the knowledge of Purchaser and its affiliated companies, threatened against Purchaser which, if determined adversely to the Purchaser, would, question the validity of this Agreement and the documents to be delivered by Purchaser in accordance with the terms of this Agreement, or of any action taken or to be taken by any party hereto pursuant to, or in connection therewith. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming and/or enjoining from taking, or requiring Purchaser to take, any action, and/or by which Purchaser is bound or subject.

14.	Purchase “As Is”.

(a)	Prior to the Inspection Period Expiration Date, Purchaser will be afforded access to the books and records of Seller relating to the operation of the Hotel and to other information made available by Seller with respect thereto. Prior to the Closing Date and except as otherwise represented, stated or covenanted by Seller in this Agreement, none of Seller nor any agent, officer, employee, or representative of Seller has made any representations or warranties of any kind, including, without limitation, concerning the condition of the Property.

(b)	Purchaser will conduct its own investigation of the Property; made or will make all inquiries, inspections, tests, audits, studies and analyses that it deems necessary or desirable in connection with purchasing the Property; and has approved the results of its investigation (including engineering and structural tests, economic feasibility studies, soils and geological reports, reviews of books and records, financial statements, projections relating to the operation of the Hotel and other documents obtained or prepared by or for Purchaser in connection with its review) and except as otherwise represented, stated or covenanted by Seller in this Agreement, Purchaser hereby acknowledges that it is relying solely on the representations and warranties of Seller set forth in this Agreement and on its own inspections, tests, audits, studies and investigations conducted in connection with, and on Purchaser’s own judgment with respect to, its purchase of the Property.

(c)	Purchaser agrees to indemnify, defend and hold harmless Seller against any claim, demand, cause of action, judgment, loss, liability, cost or expense which Seller may suffer, sustain, incur or otherwise become subject to (either directly or indirectly) to the extent the same results from any action or omission by Purchaser, its affiliates, agents or representatives, or in connection with Purchaser’s investigation of the Property and due diligence process prior to the Closing Date or its ownership and operation of the Property after the Closing Date.

(d)	“AS IS” CONDITION. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY REPRESENTED AND WARRANTED BY SELLER ELSEWHERE IN THIS AGREEMENT, NONE OF SELLER NOR ANY AGENT, OFFICER, EMPLOYEE, OR REPRESENTATIVE OF SELLER HAS MADE, OR MAKES AND ALL OF THEM SPECIFICALLY NEGATES AND DISCLAIMS ANY OTHER REPRESENTATION, WARRANTY, PROMISE, COVENANT, AGREEMENT OR GUARANTY OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE

PROPERTY OR ANY MATTER RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, AND COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATION, ORDERS OR REQUIREMENTS. EXCEPT FOR THE WARRANTY OF TITLE PROVIDED BY THE CIVIL CODE OF PUERTO RICO TO BE SET FORTH IN THE DEED OF SALE AND THE EXPRESS WARRANTIES PROVIDED BY SELLER IN THIS AGREEMENT, THIS SALE IS MADE AND WILL BE MADE WITHOUT RECOURSE TO SELLER. PURCHASER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS.

(e)	Release. Except as expressly set forth herein, Purchaser and anyone claiming by, through or under Purchaser hereby waives its right to recover from and fully and irrevocably releases Seller, its partners and affiliates and their employees, officers, directors, representatives, agents, servants, attorneys, parent, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations acting in its behalf (“Released Parties”) from any and all claims that it may now have or hereafter acquire against any of the Released Parties for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to any matters affecting the Property, or any portion thereof. This release includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s release to Seller. Without limiting the generality of the foregoing, Purchaser expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the released party, including, without limitation, any provisions similar to the following: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

15.	Conduct of Hotel Business/Liquor Licenses/Tax Exemption Transfer.

(a)	Conduct of Hotel Business. During the period from the Effective Date until the Closing Date, Seller shall operate the Property only in the ordinary course of business consistent with sound business practices. At all times prior to the Closing Date, Seller shall maintain insurance coverage for the Property consistent with past practice and shall not, without the prior written consent or other due authorization or approval of Purchaser, make any modifications or alterations to the Property other than in the ordinary course of business.

(b)	Liquor Licenses. Seller shall cooperate with Purchaser (at no cost to Seller) in the transfer or issuance of all liquor licenses necessary to permit Purchaser to continue to sell alcoholic beverages at the Property (the “Liquor Licenses”). Purchaser shall execute such forms, license applications and other documents as may be necessary for Purchaser to obtain all Liquor Licenses prior to the Closing to take effect, if possible, simultaneously with the Closing Date. If this is not possible, Purchaser agrees that it will submit all forms, applications and other documents required to effect such acquisition of such Liquor Licenses at the earliest date reasonably practicable. If the Liquor Licenses cannot be obtained until after the Closing Date, to the extent permitted by law, then Seller covenants and agrees that Seller shall cooperate with Purchaser in keeping open the bars and lounges and liquor facilities of the Property between the Closing and the time when such Liquor Licenses are obtained by Purchaser by entering at Closing into a “Liquor License Agreement” with respect to the Property mutually acceptable to Seller and Purchaser pursuant to which (i) Purchaser shall indemnify, defend and hold Seller (and its affiliates and agents) harmless from any liability, damages, claims, costs, penalties, losses or expenses (including reasonable attorney’s fees) incurred by Seller (or any such affiliate or agent) in connection with, arising out of or growing from such operations and the sale of alcoholic beverages at and from the restaurants, bars and lounges located at the Property, during said period of time and (ii) Purchaser shall reimburse Seller (or any such affiliate or agent) for its costs in maintaining its liquor licenses and alcoholic beverage licenses in full force and effect. In no event shall Seller be required to obtain any additional liquor or alcoholic beverage licenses which Seller does not possess at the time of closing in respect of the Property.

(c)	Tax Exemption Transfer. Seller and Purchaser will file for, and cooperate with each other in the processing of a petition to transfer the Tax Exemption to Purchaser.

16.	Employees.

(a)	No Termination of Employees. Seller has represented to Purchaser and acknowledges that all employees engaged in the operation of the Hotel in the Property are employed exclusively by Hilton Hotels Corporation (the “Employees”) and that Seller cannot terminate their employment.

(b)	Benefits. Seller agrees to be responsible for, and to indemnify, defend and hold Purchaser harmless from, all costs and expenses of accrued and unpaid wages, overtime, vacation and sick leave, and other benefits related to the Employees owed by Hilton Hotels Corporation as of the Closing Date and reimbursable to Hilton Hotels Corporation pursuant to the Hotel Management Agreement therefore, including payroll taxes due in connection therewith (“Benefits Credit”). The covenants and agreements contained in this Paragraph 16(b) are not intended and shall not confer any benefit or right on any person or entity other than the parties to this Agreement.

(c)	Liability; Indemnity. Seller shall be responsible for and shall hold Purchaser harmless and indemnify Purchaser from all labor and employment related claims, judicial, extrajudicial and administrative, in connection with the Employees, or any person claiming to be an employee of Seller at the Property, as of the Closing Date which shall include, but shall not be limited to, defending any claims brought against the Purchaser, the fees of Purchaser’s attorneys, court costs and other litigation-related expenses.

(d)	Indemnity Survival. Seller acknowledges and agrees that the right of indemnification, reimbursement or other remedies granted to Purchaser by Seller under the provision of this paragraph shall survive the Closing of this transaction.

17.	Loss by Fire, Other Casualty or Condemnation

(a)	In the event that, prior to the Closing, the Property is destroyed or materially damaged (as defined in below) by casualty or condemnation, Purchaser shall have the right, exercisable by giving notice to Seller within fifteen (15) days after receiving written notice of such damage, destruction, or condemnation, to either (i) terminate this Agreement, in which case the Deposit will be refunded to Purchaser, and neither party shall have any further rights or obligations hereunder, provided that Purchaser shall remain obligated to observe the confidentiality provisions of this Agreement, or (ii) accept the Property in its then condition and to proceed with the Closing with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, in which case Purchaser shall be entitled to receive an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims related to such insurance proceeds without Purchaser’s prior written consent.

(b)	In the event that, prior to the Closing, there is any non-material damage to the Property caused by casualty or condemnation, Seller shall elect either (i) to repair or replace such damage prior to the Closing and Purchaser shall proceed with the Closing following completion of such repair or replacement, or (ii) to proceed to Closing without repair or replacement of the damage, in which case the Purchase Price shall be reduced by (x) the amount of any deductible under any insurance policy covering such damage or destruction and, if applicable, the amount of any such repair or replacement which is uninsured, and Purchaser shall be entitled to receive an assignment of all of Seller’s rights to any insurance or condemnation proceeds payable by reason of such damage or destruction; provided, however, that any cost or expense incurred by Seller in connection with repairing or replacing such damage shall not be included in any closing or post-closing pro-ration or adjustment of the Purchase Price or otherwise credited to Seller’s benefit in connection with this transaction.

(c)	For purposes of this section, a material damage to the Property shall occur if the estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect of such taking, reasonably estimated by Seller, shall exceed One Million Dollars ($1,000,000).

18.	Default. Except as otherwise provided in this Agreement, in the event of a default by Seller or Purchaser, the parties shall have the following remedies as the case may be:

(a)	Default by Seller. The following shall constitute a “Seller’s Default”:

(1)	Seller fails to deliver the Due Diligence Documents, the Seller’s Closing Documents, the Property on the Closing Date free and clear from encumbrances except for the Permitted Exceptions, or the payment for its portion of the Closing Costs at Closing; or

(2)	A representation or warranty of Seller, upon which Purchaser relied, is untrue; and

(3)	Seller fails to observe or perform any material covenant, condition or agreement on its part to be observed or performed hereunder, other than as described in (1) and (2) above, which failure shall continue for a period of fifteen (15) days after notice, specifying such failure and requesting that it be remedied, is given to the Seller by the Purchaser; provided, however, that if such failure cannot be corrected within such fifteen (15) day period, it shall not constitute a Seller’s Default if corrective action is instituted by the Seller within such period and diligently pursued until such failure is corrected.

(b)	Remedies of Purchaser upon Seller’s Default. Provided that Purchaser is not in default under this Agreement, and except as otherwise provided in Section 4(f), Purchaser shall have the following remedies:

(1)	to terminate this Agreement by giving written notice to Seller prior to the Closing, whereupon the Deposit shall be refunded promptly to Purchaser, and Purchaser and Seller shall have no other or further liabilities or obligations under this Agreement, except that Seller shall be responsible for Closing Costs incurred including, but not limited to legal fees, costs and expenses incurred by Purchaser in connection with this transaction; or

(2)	to seek specific performance of Seller’s obligations under this Agreement.

(c)	Default by Purchaser. The following shall constitute a Purchaser’s Default:

(1)	Purchaser fails to close the sale of the Property in accordance with this Agreement for any reason except for Seller’s Default; or

(2)	A representation or warranty of Purchaser upon which Seller has relied is untrue; or

(3)	Purchaser fails to observe or perform any material covenant, condition or agreement on its part to be observed or performed hereunder, other than as described in (1) and (2) above, which failure shall continue for a period of fifteen (15) days after notice, specifying such failure and requesting that it be remedied, is given to the Purchaser by the Seller; provided, however, that if such failure cannot be corrected within such fifteen (15) day period, it shall not constitute a Purchaser’s Default if corrective action is instituted by the Purchaser within such period and diligently pursued until such failure is corrected.

(d)	Remedies of Seller upon Purchaser’s Default. Seller shall have the right to receive the Deposit as liquidated damages as its sole recourse against Purchaser for any Purchaser’s Default, and this Agreement shall terminate.

(e)	Surviving obligations. The foregoing remedies notwithstanding, Purchaser and Seller shall remain obligated to observe those provisions that survive this Agreement.

19.	Indemnity Fund.

On the Closing Date Seller and Purchaser shall, immediately after the Inspection Period Expiration Date, determine the need to establish an escrow fund to cover indemnities provided by Seller under this Agreement, the amount thereof, and the terms and conditions of the related escrow agreement.

20.	Miscellaneous.

(a)	Waiver of Performance. Either party may waive the satisfaction or performance of any conditions or agreements in the Agreement which have been inserted for its own and exclusive benefit, so long as the waiver is in writing and specifies the waived condition or agreement and is delivered to the other party hereto.

The requirements imposed upon Seller in this Agreement are for the Purchaser’s benefit, and those requirements or other provisions for the Purchaser’s benefit may be waived in writing by Purchaser. Likewise, the requirements imposed upon Purchaser in this Agreement are for the Seller’s benefit, and those requirements or other provisions for the Seller’s benefit may be waived in writing by Seller.

(b)	Paragraph Headings. The paragraph headings of this Agreement are for purposes of reference only and shall not be used for limiting or interpreting the meaning of any paragraph.

(c)	Notices. All notices under this Agreement shall be in writing and shall be effective upon actual receipt whether delivered by personal delivery, or by nationally recognized overnight courier (such as Federal Express or United Parcel Service) or sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective parties addresses indicated in the Summary.

(d)	Amendments. This Agreement may be amended only by written agreement signed by both of the parties hereto.

(e)	Time of the Essence. Time and each of the terms, covenants, conditions and contingencies of this Agreement are hereby expressly made of the essence.

(f)	Counterparts. This Agreement may be executed in several counterparts and all such executed counterparts shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties hereto are not signatories to the original or to the same counterpart.

(g)	Governing Law; Judicial Forum. This Agreement and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts made and to be performed wholly within Puerto Rico, without regard to choice or conflict of laws rules. The parties submit to the jurisdiction of the General Court of Justice of Puerto Rico, Court of First Instance, San Juan Part, or the United States District Court for the District of Puerto Rico as the exclusive forum for the determination of any legal dispute or question of law or fact to be determined in any judicial proceeding relating to this Agreement. The parties irrevocably waive, to the fullest extent permitted by law, any objection they may now or hereafter have to the laying of the venue of any such proceeding brought in such courts and any claim that any such proceeding brought in such courts has been brought in an inconvenient forum.

(h)	Attorneys’ Fees and Costs. In any action between the parties hereto seeking the enforcement of any of the terms or provisions of this Agreement, or in connection with the Property, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, reasonable costs and expenses, not limited to attorneys’ fees, charges and expenses actually incurred by such prevailing party in enforcing its rights under this Agreement.

(i)	Prior Agreements. This Agreement supersedes any and all oral or written agreements between the parties hereto regarding the Property which are prior in time to this Agreement. Neither Purchaser nor Seller shall be bound by any prior understanding, agreement, promise, representation or stipulation, express or implied, not specified herein.

(j)	Further Assurance. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated.

(k)	Successors and Assigns.

(1)	Purchaser shall have the right to assign all of its right, title and interest in, to and under this Agreement to any Affiliate of Purchaser but to no other person or entity (herein “Person”) without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned. As used herein with respect to Purchaser, the term “Affiliate” shall mean any other Person who, directly or indirectly, is owned or controlled by or is under common control with Purchaser as well as any Person that owns or controls Purchaser, directly or indirectly. For purposes of this definition, “own” or “ownership” means ownership by one Person of more than fifty percent (50%) of the voting stock of the controlled Person, in the case of a corporation, or, in the case of Persons other than corporations, entitlement of the controlling Person, directly or indirectly, to receive more than fifty percent (50%) of the dividends, profits or similar economic benefit from the controlled Person; and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the controlled Person. No assignment made by Purchaser shall be of any force or effect whatsoever unless and until Purchaser shall have delivered to Seller a counterpart of such assignment, duly executed by Purchaser and the assignee, and an assumption agreement with respect thereto in favor of Seller, duly executed by Purchaser and the assignee. Notwithstanding anything to the contrary contained herein, no such assignment shall relieve the assigning party from its liability under this Agreement. Any assignment made in violation hereof or which does not comply with the provisions hereof is and shall be null and void.

(2)	Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

(l)	Possession. With the execution of the Deed of Sale, Seller shall deliver possession of the Property to Purchaser, such possession being subject only to the rights of tenants and guests in possession.

(m)	Severability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

(n)	Broker’s Fees and Commissions. Seller hereby acknowledges that it has used as its exclusive marketing agent Resort Development Consultants, Inc. (“Exclusive Marketing Agent”). Seller shall be solely responsible for payment of any fees due to Exclusive Marketing Agent relating to this transaction, but not to any broker, agent or finder on behalf of Purchaser. Seller agrees to hold Purchaser harmless from and against any claim made by the Exclusive Marketing Agent, or any person or entity claiming a commission or fee through or under Seller in connection with this transaction, including attorney’s fees incurred in the defense of such a claim. Purchaser represents and warrants to Seller that it has not engaged the services of a broker or commission agent in connection with this transaction.

(o)	Construction of Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, the masculine gender shall include the feminine and neuter genders, and vice versa. As used in this Agreement, the term “Seller” shall include the respective successors and assigns of Seller, and the term “Purchaser” shall include the successors and permitted assigns of Purchaser.

(p)	Days. As used herein “days” shall refer to calendar days and not business days. However, should any expiration date, due date or other time period fall on a Saturday, Sunday or official holiday in Puerto Rico, such expiration date, due date or time period shall be extended to the next business day.

(q)	Announcements. Seller and Purchaser shall consult with each other with regard to all press releases and other announcements issued at or prior to the Closing concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Seller nor Purchaser shall issue any such press release or other such publicity prior to the Closing without the prior consent of the other party.

(r)	Venture. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties to this Agreement or their respective successors in interest. Purchaser is not authorized to make any statements or representations attributable to or on behalf of the Seller and shall at all times comply with all laws and regulations applicable to the transaction and activities described in this Agreement.

(s)	Bulk Sales Law. Purchaser hereby waives compliance by Seller with the laws of any jurisdiction, including without limitation the laws of the Commonwealth, relating to bulk transfers which may be applicable in connection with the transfer of the Property to Purchaser.

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the date first above written.

E. S. Hotel Isla Verde, S. E.,

By:	Mora Development Corporation
Managing Partner

By:	/s/ CLEOFÉ RUBÍ GONZÁLEZ
Cleofé Rubí González, President

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/s/ BRIAN GUERNIER
Name:	Brian Guernier
Title:	Senior Vice President

EXHIBIT A

LEGAL DESCRIPTION

[Omitted]

EXHIBIT B

SCHEDULE OF CONTRACTS

[OMITTED]

EXHIBIT C

DUE DILIGENCE DOCUMENTS

[OMITTED]

EXHIBIT D

[FORM OF DEED OF PURCHASE AND SALE]

[OMITTED]

EXHIBIT E

BILL OF SALE

[OMITTED]

EXHIBIT F

ASSIGNMENT OF INTANGIBLE PROPERTY

[OMITTED]

EXHIBIT G

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

[OMITTED]

EXHIBIT H

NON-UNITED STATES REAL PROPERTY AFFIDAVIT

[OMITTED]

ADSUAR MUÑIZ GOYCO & BESOSA, P.S.C.

A PROFESSIONAL SERVICES CORPORATION OF

ATTORNEYS AND COUNSELORS AT LAW

POST OFFICE BOX 70294

SAN JUAN, PUERTO RICO 00936-8294

TELEPHONE (787) 756-9000

FAX (787) 756-9010

www.amgblaw.com

ENRIQUE ADSUAR, JR.	DIRECT NUMBER
(787) 281-1810

EMAIL
adsuar@amgblaw.com

June 7, 2005

VIA E-MAIL and MESSENGER

E. S. Hotel Isla Verde, S.E.

680 César González Street

Suite 200

San Juan, Puerto Rico 00918

Re:	Agreement of Purchase and Sale between E.S. Hotel Isla Verde, S.E. (“Seller”) and Eagle Hospitality Properties Trust, Inc. (“Purchaser”) dated as of April 28, 2005 (the “Agreement”).

Gentlemen:

As counsel to Purchaser under the Agreement, this letter confirms the agreement between Seller and Purchaser to amend the provisions of the Agreement thereby extending the Inspection Period Expiration Date, as said term is defined therein, to June 20, 2005. All other terms, conditions and covenants of the Agreement remain unaltered and in full force and effect.

Kindly evidence your agreement and acceptance of the foregoing amendment by signing and dating in the space provided below.

Cordially,

/s/ Enrique Adsuar, Jr.
Enrique Adsuar, Jr.

Agreed to and Accepted:

E.S. Hotel Isla Verde, S.E.

By:	/s/ Cleofé Rubí González
Name:	Cleofé Rubí González
Title:	President
Date:	June 7, 2005

Eagle Hospitality Properties Trust, Inc.

By:	/s/ Raymond Martz
Name:	Raymond Martz
Title:	CFO
Date:	June 10, 2005